EXHIBIT 10.21

[LETTERHEAD]
China Wireless Communications, Inc.




May 18, 2006


Mr. Chun Qing (Frank) Li
President
Tianjin Create IT Company Ltd.
1006 Time Building B
ANSHANXI Road, Tianjin

Subject:  Cooperation Agreement (CWLC and Create Co.)

Dear Mr. Chun Qing (Frank) Li:

We would like to make the following proposal to you regarding acquiring 51% of Create Co. It is our objective to have our two companies become a unified team and to assist Create Co. to become a premier systems integrator and information technology company in China.

China Wireless will acquire and own 51% of Create Co. for total assets of $126,766.72 (i.e.1,014,133 RMB). China Wireless has paid Create Co. founders $13,460.00USD (i.e. 107,680RMB), in stock, and $8,000.00USD in cash, as of this date for a total payment of $21,460.00USD (i.e. 171,680 RMB). China Wireless agrees to pay the founders of Create Co. the balance ($105,306.72USD) no later than August 31, 2006. The effective date of this agreement will be May 18, 2006.

As China Wireless must report this transaction to the United States Securities and Exchange Commission, you agree to provide any documentation necessary to reflect and confirm this transaction.

Sincere Regards,



----------------------------------          ------------------------------------
Pedro E. Racelis III (Pete)                 Michael Bowden
President & CEO                             COO

The above terms are agreeable and approved by Tianjin Create IT Company Ltd.



----------------------------------          ------------------------------------
Mr.Chun Qing (Frank) Li                     Date


Cc:      Wendy Shi
         Fay Matsukage


          1746 Cole Boulevard, Suite 225, Golden, Colorado 80401-3210,
                     Office 303.277.9968, Fax 303.484.3794